UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2024

Vera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40407	81-2744449
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Marina Boulevard, Suite 120 Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

(650) 770-0077

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	VERA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Johnson as Chief Operating Officer

On July 1, 2024, Vera Therapeutics, Inc. (the “Company”) announced the appointment of David Johnson as the Company’s Chief Operating Officer, effective July 1, 2024 (the “Start Date”). Mr. Johnson will serve as the Company’s principal operating officer in such role.

Mr. Johnson, age 55, previously served as Chief Commercial Officer of Global Blood Therapeutics (a biotechnology company acquired by Pfizer Inc.), a position he held from March 2018 to December 2022, where he led the global commercial functions and facilitated the launch of Oxbryta® in 2019. Previously, Mr. Johnson was employed by Gilead Sciences, Inc., a biopharmaceutical company, from 2003 to 2018, where he held roles of increasing responsibility in the company’s commercial organization, including as vice president, sales and marketing, Liver Disease Business Unit, where he was instrumental in building and leading Gilead’s liver disease franchise, including launching four medicines for hepatitis. Prior to that, Mr. Johnson led the Antiviral Business Unit at Gilead, where he helped launch and oversee the HIV franchise. Before Gilead, he had an 11-year tenure at GlaxoSmithKline, a biopharmaceutical company, where he held various positions in sales, product marketing, business development, global commercial strategy, and portfolio development. Mr. Johnson received his B.A. in Business Marketing from the University of Puget Sound and his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.

In connection with Mr. Johnson’s appointment, the Company entered into an offer letter agreement with Mr. Johnson (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Johnson will receive an annual base salary of $500,000 per year. He is eligible to receive an annual performance bonus of up to 40% of his base salary, pro-rated in calendar year 2024 for the partial year of service, based on the Company’s assessment of his performance and the Company’s attainment of written targeted goals as set by the Company in its sole discretion. Pursuant to the Offer Letter, Mr. Johnson also received an option to purchase 160,000 shares of the Company’s Class A common stock with an exercise price per share of $36.29 (the “Option”). The Option will be subject to the terms of the Company’s 2024 Inducement Plan and a stock option agreement by and between the Company and Mr. Johnson. The Option will vest subject to Mr. Johnson’s continued employment over a period of four years, with 25% of the Option shares vesting on the first anniversary of the Start Date, and the remaining shares subject to the Option vesting in 36 equal monthly installments thereafter, in each case subject to Mr. Johnson’s continued employment through the applicable vesting dates.

If (a) the Company terminates Mr. Johnson’s employment without Cause (as defined in the Offer Letter) or (b) Mr. Johnson resigns for Good Reason (as defined in the Offer Letter) (such terminations in “a” and “b” referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then the Company will provide severance benefits including (i) nine months of Mr. Johnson’s base salary in effect as of the Qualifying Termination date, paid in installments on the Company’s ordinary payroll dates (the “Severance”) and (ii) the cost of Mr. Johnson’s and his dependents’ health care coverage in effect at the time of the Separation from Service for a maximum of nine months, either under the Company’s regular health plan or by paying Mr. Johnson’s and his dependents’ COBRA premiums (the “COBRA Severance”).

In the event of a Qualifying Termination within three months prior to or within 12 months following the closing of a Change in Control (as defined in the Offer Letter), the Company will (a) accelerate the vesting of any of Mr. Johnson’s then-unvested equity in the Company such that 100% of such equity shall be deemed immediately vested and exercisable as of Mr. Johnson’s Separation from Service date; and (b) increase the amount of Severance and COBRA Severance to 12 months, and add to the cash component, as an additional severance benefit, an amount equal to Mr. Johnson’s target annual performance bonus for the year of Mr. Johnson’s Qualifying Termination, with such cash component to be paid in a single lump sum within 10 business days after the effective date of the Release (as defined in the Offer Letter).

There is no arrangement or understanding between Mr. Johnson and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Johnson and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Johnson has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the terms of Mr. Johnson’s employment is not complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, by and between the Company and David Johnson, dated June 26, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vera Therapeutics, Inc.
Dated: July 2, 2024
	By:	/s/ Marshall Fordyce, M.D.
Marshall Fordyce, M.D.
Chief Executive Officer